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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

AMENDMENT NO. 1

Minntech Corporation
(Exact name of Registrant as specified in its charter)

Minnesota	41-1229121
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

14605 28th Avenue North Minneapolis, Minnesota	55447
(Address of principal executive offices)	(Zip Code)

    If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective and is effective pursuant to General Instruction A.(c), check the following box. / /

    If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. /x/

    Securities Act registration statement file number to which this form relates: N/A (if applicable).

    Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	Not Applicable

    Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights
(Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

    Effective May 30, 2001, Minntech Corporation amended the Rights Agreement, dated as of July 1, 1999, between Minntech and Wells Fargo Bank Minnesota, N.A. (formerly known as Norwest Bank Minnesota, N.A.), as Rights Agent.

    The amendment of the rights agreement effected the following changes:

  (1)
  rendered the rights agreement inapplicable to the merger and the other transactions contemplated by the Agreement and Plan of Merger, dated as of May 30, 2001, among Cantel Medical Corp., Canopy Merger Corp., and Minntech Corporation; and

  (2)
  provided for all outstanding rights under the rights agreement to terminate immediately before the effective time of the merger described above.

    The foregoing summary of the amendment is not complete and is qualified in its entirety by reference to the First Amendment to Rights Agreement, which is attached as an exhibit hereto and incorporated by reference herein.

Item 2.  Exhibits.

  1.
  First Amendment to Rights Agreement, dated as of May 30, 2001, between Minntech Corporation and Wells Fargo Bank Minnesota, N.A., as Rights Agent.

SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MINNTECH CORPORATION

Dated: June 6, 2001	By:	/s/ Barbara A. Wrigley
	Its:	Executive Vice President

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SIGNATURE